Pricing Supplement Dated February 17, 1998                    Rule 424 (b) (2)
                                                              File Nos. 33-51972
(To Prospectus dated May 17, 1994 and                         33-52855
   Prospectus Supplement dated May 27, 1994)

RAYONIER INC.
Series B Medium-Term Notes - Floating Rate
------------------------------------------------------------------------------
Trade Date: February 17, 1998           Original Issue Date:February 20,1998
Principal Amount:$10,000,000            Net Proceeds to Issuer: $9,975,000
Currency:USD                            Minimum Denomination:$1,000
Issue Price:100%
Selling Agent's Commission:0.25%
Initial Interest Rate:to be determined on LIBOR determination date
Maturity Date: February 22, 2000
------------------------------------------------------------------------------
Form:             __X_     Book-Entry
                  ____     Certificated

Interest:
         Base Rate:        ____ CD Rate              ____ Commercial Paper Rate
                           ____ Fed Funds Rate       __X_ LIBOR
                           ____ Treasury Rate        ____ Other (see attached)
                           ____ Prime

Interest Reset Period:     Quarterly          Interest Payment Dates: 5/20,
                                              8/20,11/20, 2/22
Interest Payment Period: Quarterly            Index Maturity: 3 months
Maximum Interest Rates: N/A                   Minimum Interest Rates: N/A
Spread/Spread Multiplier: +25 bps

Redemption:       __X_     The Notes cannot be redeemed prior to maturity
                  ____     The Notes may be redeemed prior to maturity
         Initial Redemption Date:
         Initial Redemption Price:
         Annual Redemption Price Reduction:

Repayment:        __X_     The Notes cannot be repaid prior to maturity
                  ____     The Notes can be repaid prior to maturity at the
                           option of the holder
         Repayment Price:
         Repayment Date:

Discount Note:    ____     Yes
                  __X_     No
         Total Amount of OID:
         Original Yield to Maturity:
         Initial Accrual Period OID:
         Method Used to Determine Yield for Initial Accrual
         Period: _____ Approximate _____ Exact

Capacity:______ Agent ___X__ Principal

If as principal:  __X__    The Registered Notes are being offered at varying
                           prices related to prevailing market prices at the time of resale.

                  _____ The Registered Notes are being offered at a fixed initial public offering price _____% of Principal Amount. The Registered Notes are being reoffered to dealers with a reallowance not to exceed ___% of the Commission or Fee.

____J. P. MORGAN SECURITIES INC.
           ____MORGAN STANLEY & CO. INC.
                     ___X___CITICORP SECURITIES INC.